- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------





                            EMPLOYMENT AGREEMENT

                       DATED - AS OF SEPTEMBER 29, 1993

                   BETWEEN ALLAN P. SHERMAN AND WABAN INC.







- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            EMPLOYMENT AGREEMENT

     AGREEMENT dated as of September 29, 1993 between Allan P. Sherman of Chestnut Hill, Massachusetts ("Executive") and Waban Inc., a Delaware corporation (the "Company"), whose principal office is in Natick, Massachusetts.

                                  RECITALS
                                  --------

     The Company desires that Executive serve as President of its HomeBase Division ("the Division") and Executive is willing to serve in such capacity.

     The Company and Executive deem it desirable to enter into this Agreement.

                                  AGREEMENT
                                  ---------

     In consideration of the mutual agreements hereinafter contained, the parties agree as follows:

     1.   EFFECTIVE DATE; TERM OF AGREEMENT; DEFINITIONS.  This agreement
          ----------------------------------------------
shall become effective as of September 29, 1993 (the "Effective Date"). This Agreement shall supersede any existing employment agreement between Executive and the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Change of Control Severance Agreement between the Company and Executive of even date herewith (the "Change of Control Agreement"), shall remain in full force and effect. The employment shall continue on the terms provided herein until January 27, 1996 and thereafter for an unspecified period until terminated by either Executive or the Company, subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period"). The terms defined in Exhibit A hereto are used herein as so defined.

     2.   SCOPE OF EMPLOYMENT.
          -------------------

     (a)  Nature of Services.  Executive shall diligently perform the duties
          ------------------
and assume the responsibilities of President of the Division and such additional executive duties and responsibilities as shall from time to time be assigned to him by the President of the Company (the "President") or the Board.

     (b)  Extent of Services.  Except for illnesses and vacation periods,
          ------------------
Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (a) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (b) participate in charitable or community activities or in trade or professional organizations or (c) subject to approval of the President or the Board, hold directorships in public companies, except only that the President or the Board shall have the right to limit such services as a director or such participation whenever the President or Board shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

      3.    COMPENSATION AND BENEFITS.
            -------------------------

      (a)   Base Salary.  Executive shall be paid a base salary at the
            -----------
annualized rate of not less than $400,000 per year, to be reviewed annually by the Committee (the "Base Salary"). Base Salary shall be payable in such manner and at such times as the Company shall pay base salary to other executive employees.

      (b)   Existing Performance Accelerated Restricted Stock.  Reference is
            -------------------------------------------------
made to a grant to the Executive of 7,500 shares of Performance-Accelerated Restricted Stock ("PARS") of the Company dated April 11, 1991 (the "1991 Grant"), the 5,000 share PARS grant dated April 13, 1992 (the "1992 Grant"), the 5,000 share PARS grant dated April 7, 1993 and the 12,500 share PARS grant dated June 10, 1993 (the "1993 Grants") issued under the Company's 1989 Stock Incentive Plan, as amended (the "Waban 1989 Plan"). The 1991 Grant is hereby amended to provide that the restricted shares subject to the grant shall vest in accordance with the terms of such grant but in no event shall less than 5,000 of such shares vest as of January 29, 1994. The 1992 Grant and the 1993 Grants are hereby amended by substituting for the BJ's Wholesale Club division's goals, the Division's goals for PARS granted to Divisional Executives in calendar 1992 and 1993, subject to further amendment by the Committee.

      (c)   MIP Awards.  Executive shall be eligible to receive awards under
            ----------
the Company's Management Incentive Plan ("MIP") applicable to Executive. In each fiscal year, Executive shall be eligible to earn up to a specified percentage of his Base Salary as a Target Award or as a Maximum Award, as the case may be. The Target Award shall equal 30% of Executive's Base Salary, and the Maximum Award shall equal 60% of Executive's Base Salary. Immediately prior to Executive's entering into an escrow agreement for the purchase of a home in southern California, but not later than December 31, 1993, if then employed hereunder, Executive shall receive payment of $94,615 (which equals his Target Award for fiscal 1994). Such payment shall be credited against amounts, if any, subsequently payable with respect to Executive's fiscal 1994 MIP Award, which shall be based on the performance of BJ's Wholesale Club and shall not give recognition to Executive's increase in base salary on the Effective Date.

     (d)   Policies and Fringe Benefits.  Executive shall be subject to
           -----------------------------
Company policies applicable to its executives generally and Executive shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of the applicable fringe benefits plan).

     (e)   Relocation and Real Estate Assistance.  The Company undertakes the
           -------------------------------------
following:

           (i) The Company shall retain, at its expense, a third party relocation firm to arrange for appraisals of the fair market value of Executive's residence in Chestnut Hill, Massachusetts and to offer to purchase such residence for cash at the average of the appraised values so obtained, subject to customary conditions.

           (ii) The Company shall reimburse Executive for all relocation costs reasonably incurred by Executive. In the case of Executive's existing residence in Chestnut Hill and the residence first purchased by Executive in California, in addition to the Company's undertaking in paragraph (i) above, the Company's obligations shall be limited to reimbursing Executive for legal costs, any transfer taxes and other normal and reasonable costs (including, but not limited to, packing and moving expenses, and other expenses covered under the Company's existing relocation policy) incurred by Executive upon any such sale and purchase.

           (iii) The Company shall pay Executive an additional $50,000 as a relocation bonus with respect to all other relocation expenses which might be incurred by Executive, including any legal expenses in negotiating this Agreement. Such payment shall be made in conjunction with the Company's guaranteed MIP payment under Section 3(c).

           (iv) Upon Executive's entering into an escrow agreement for the first purchase by Executive of a residence in Southern California during the Employment Period, the Company will pay Executive an additional $100,000 relocation bonus.

           (v) The Company will pay Executive's temporary living expenses in California until the earlier of (a) March 31, 1994, or (b) Executive's establishment of a permanent residence is California.

           (vi) The Company shall make additional "gross-up" payments to Executive in the amount of any additional federal or state income taxes payable by Executive solely as a result of the Company's payments under clauses (ii) and (v) above. The Company will not be obligated to gross-up any other payments or consideration it provides to Executive under this Agreement.

     (f)   Housing Loan.   To facilitate Executive's relocation from
           ------------
Massachusetts to California, the Company will, at the closing of the first purchase by Executive of a residence in California, loan Executive $700,000. The loan shall not bear interest and shall mature on January 25, 2001. Unless the loan shall have earlier been accelerated, the Company shall forgive $100,000 principal amount of the loan on each of January 25, 1995, 1996, 1997, 1998, 1999, 2000 and 2001, whether or not Executive shall then be employed hereunder. The Company shall also pay for Executive's benefit a total of $190,000 of federal and state withholding taxes (the "Loan Cash Payment").
The Loan Cash Payment shall be paid in installments on one or more dates of forgiveness of principal in an amount proportionate to the amount of the Loan which Executive recognizes as forgiven on his federal tax return for any year (so that the Loan Cash Payment would be $27,142.86 in each of seven years if such tax recognition occurred in equal annual amounts over seven years). The loan shall automatically be accelerated and become due 60 days after termination in the event Executive shall voluntarily terminate his employment hereunder or shall be terminated by the Company for Cause. The loan and the Company's obligation to make Loan Cash Payments shall remain in effect following termination for any other reason, including but not limited to a Qualified Termination pursuant to the Change of Control Agreement. The loan shall be secured by a valid and perfected first or second mortgage on the first residence purchased by Executive in California. The aggregate face amount of all indebtedness secured by mortgages on such residence shall not exceed the purchase price of such residence. The loan shall be evidenced by a note, which note and mortgage shall have terms and conditions reasonably satisfactory to the Company. The net proceeds from any sale of such residence shall be applied to reduce or eliminate the loan and such net proceeds shall be subsequently reloaned by the Company to Executive on a similar secured basis by the Company at the closing of Executive's subsequent purchase of another residence within or outside California. Such reloan shall have the same terms and maturity date as the original loan and shall be treated as constituting part of the original loan, if any part of the original loan is then outstanding. Upon a reloan, Executive shall receive credit for any debt forgiveness and Loan Cash Payments which would have occurred had the loan been continuously outstanding. Such repayment and relending provisions shall apply to all subsequent sales and purchases of residences by Executive.

     The Company's obligation under this Subsection 3(f) shall terminate if Executive does not close on the purchase of a home in Southern California on or before May 31, 1994.

     4.   TERMINATION OF EMPLOYMENT; IN GENERAL.
          -------------------------------------

     (a) The Company shall have the right to end the Employment Period (and thereby terminate Executive's employment) at any time, with or without notice, and for any reason with or without Cause.

     (b) Unless otherwise prohibited by law, the Employment Period shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive the Employment Period will be terminated for Incapacity.

     (c) Whenever the Employment Period shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations, including any position on the Board.

     5.   BENEFITS UPON TERMINATION OF EMPLOYMENT.
          ---------------------------------------

     (a)  Certain Terminations.  If the Employment Period shall have
          --------------------
terminated prior to, on or after January 27, 1996 (i) by reason of death, Disability or Incapacity of Executive, or (ii) by termination by the Company for any reason other than Cause, then all compensation and benefits for Executive shall be as follows:

          (i) For 52 weeks after such termination, or until January 28, 1996 (in the case of termination occurring prior to January 28, 1995), the Company will continue to pay to Executive Base Salary at the rate in effect at termination of employment. Base Salary shall be paid for the first three months of the period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation earned from other employment or self-employment.

          (ii) Until the expiration of the period of Base Salary payments described in (i) above, except to the extent that Executive shall obtain the same from another employer or from self-employment, the Company will provide such medical and hospital insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided,
                                                               --------
however, that in no event shall such benefits or the terms and conditions
- -------
thereof be less favorable to Executive than those afforded to him as of the date of termination.

          (iii) The Company will pay to Executive, without offset for compensation earned from other employment or self-employment, the following amounts under the Company's MIP applicable to Executive:

     . First, if not already paid, any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment. These amounts will be paid at the same time as other awards for such prior year are paid.

     . Second, an amount equal to Executive's MIP Target Award for the year of termination, prorated for Executive's period of service during such year prior to termination. This amount will be paid at the same time as other MIP awards for the year of termination are paid.

     In addition, the Company will pay to Executive such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan in accordance with the provisions of that Plan.

          (iv) Executive shall also be entitled to the benefits with respect to any PARS and Stock Options of Executive held on the date of termination, only to the extent provided under the Waban 1989 Plan in the circumstances. In addition, Executive shall be entitled to benefits under other Company plans only to the extent, if any, therein provided in the circumstances.

          (v) If termination occurs by reason of Incapacity or Disability, Executive shall be entitled to such compensation, if any, as is payable pursuant to the Company's long-term disability plan or any successor Company disability plan. Any payments made to Executive under any long term disability plan of the Company with respect to the salary continuation period in clause (i) above shall be offset against such salary continuation payments and to the extent not so offset, Executive shall promptly make reimbursement payments to the Company of such disability payments.

     (b)  Certain Voluntary Terminations; Termination for Cause; Violation of
          ------------------------------------------------------------------
Certain Agreements.  If Executive should end his employment voluntarily at any
- ------------------
time prior to, on or after January 27, 1996 or if the Company should at any time end Executive's employment for Cause, or, notwithstanding (a) above, if Executive should at any time violate the provisions of Section 6, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (x) such amounts as Executive shall have deferred (but not received) under the Company's General Deferred Compensation Plan in accordance with the provisions of that Plan, (y) any benefits to which Executive may be entitled with respect to any PARS and Stock Options held on such date only as provided under the Waban 1989 Plan in the circumstances and (z) any benefits to which Executive may be entitled under other Company plans only to the extent, if any, therein provided in the circumstances. The Company does not waive any rights, including rights it may have for damages or for injunctive relief.

     (c)  Benefits Upon Change of Control.  Upon a Change of Control (as
          -------------------------------
defined in the Change of Control Agreement) any stock options then held by Executive shall automatically become fully exercisable and all restrictions and conditions, including vesting conditions, applicable to any shares of restricted stock (including PARS) then held by Executive shall be deemed automatically waived. Following a Change of Control (as defined in the Change of Control Agreement), any rights of Executive under this Agreement or any other agreement or plan with respect to uncompleted MIP or LRMIP periods or cycles shall be governed solely by the Change of Control Agreement. Upon a Qualified Termination (as defined in the Change of Control Agreement), all rights of Executive with respect to salary continuation, life insurance, medical insurance and disability benefits and auto allowance or auto lease benefits shall be governed solely by the Change of Control Agreement but Sections 3(e) and 3(f) hereof shall remain in effect notwithstanding the occurrence of a Change of Control or Qualified Termination.

     6.  AGREEMENT NOT TO SOLICIT OR COMPETE.
         -----------------------------------

     (a) Upon the termination of employment at any time for any reason, then for a period of two years after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization. A "protected person" shall be a person known by Executive (i) to be employed by the Company or its Subsidiaries or (ii) to have been employed by the Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.

     As to (i) each "protected person" to whom the foregoing applies, (ii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services of each "protected person" and (iii) each month of the period during which the provisions of this Subsection (a) apply to each of the foregoing, the provisions set forth in this Subsection (a) are deemed to be separate and independent agreements and in the events of unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this Subsection (a) or any other term of this Agreement.

     (b) During the course of his employment, Executive has learned many trade secrets of the Company and has had access to confidential information and business plans for the Company. Therefore, if Executive should end his employment voluntarily at any time prior to, on or after January 27, 1996, including by reason of retirement or disability, or if the Company should end Executive's employment at any time for Cause, then for a period of two years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company (a "Competitive Business"). A business shall be deemed a Competitive Business if and only if it shall then be so regarded by retailers or wholesalers generally, or if it shall operate home improvement warehouse stores (such as Home Depot, Builders Square, Lowe's or Home Quarters) or warehouse clubs (such as Sams, Price Club, Costco or Pace). Nothing herein shall restrict the right of Executive to engage in a business that operates exclusively conventional or full mark-up department stores or general merchandise discount department stores. In addition, if during a period of salary continuation under Section 5(a)(i) or 5(b)(i) following Executive's termination by the Company for any reason other than Cause, Executive so engages in a Competitive Business, Executive's rights to any further salary continuation or benefits continuation under Sections 5(a)(i) and 5(a)(ii) shall terminate. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

     (c) During the Employment Period and upon termination for any reason, Executive shall keep confidential and not disclose Company plans or other confidential or proprietary information of the Company to any unauthorized person unless legally required to do so, in which case Executive will first notify the Company and cooperate with the Company to obtain a judicial or administrative order protecting such confidentiality. If the Employment Period terminates, Executive agrees (i) to notify the Company promptly upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination as provided in Section 5 and (ii) to furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time reasonably request. In addition, upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all Company property and all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

     7.   ASSIGNMENT.  The rights and obligations of the Company (including,
          ----------
without limitation, the provisions of Section 3(f)) shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to him after his death shall be made by devise or descent.

     8.   NOTICES.  All notices and other communications required hereunder
          -------
shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at One Mercer Road, Natick, Massachusetts 01701, Attention: President, or such other address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at 228 Allendale Road, Apartment 2D, Chestnut Hill, Massachusetts 02167 or at such other address as Executive may hereafter designate by notice to the Company.

     9.   WITHHOLDING.  Anything to the contrary notwithstanding, all payments
          -----------
required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     10.  GOVERNING LAW.  This Agreement and the rights and obligations of the
          -------------
parties hereunder shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

     11.  CONSENT TO JURISDICTION, ETC.  Each party hereto (i) irrevocably
          ----------------------------
submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the dealings of either party hereto in connection with any of the above; (ii) agrees that any such proceeding shall be brought or maintained only in such courts; (iii) waives to the extent not prohibited by applicable law, and agrees not to assert (by way of motion, as a defense, or otherwise) in any such proceeding, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that it or he is immune from extraterritorial injunctive relief or other injunctive relief, that its or his property is exempt or immune from attachment or execution, that any such proceeding may not be properly brought or maintained in one of the above-named courts, that any such proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than
           ----- --- ----------
one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts; (iv) agrees that service of process in any such proceeding may be made in any manner permitted by the law applicable in the court where any such proceeding is brought or maintained or by registered or certified mail, return receipt requested, at its or his principal place of business to its or his notice address for purposes of this Agreement; (v) agrees that service of process made in accordance with clause
(iv) is reasonably calculated to give actual notice of any such proceeding; and (vi) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such proceeding any claim that service of process made in accordance with clause (iv) does not constitute good and sufficient service of process.

     12.  SEVERABILITY.  In the event that any provision of this Agreement
          ------------
shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     13.  AMENDMENT OF MODIFICATION, WAIVER.  This Agreement may not be amended
          ---------------------------------
unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     14.  ENTIRE AGREEMENT.  This Agreement, including Exhibit A incorporated
          ----------------
herein, supersedes all prior written or oral agreements between the Company and Executive and represents the entire agreement between the parties relating to the terms of Executive's employment by the Company, except the Change of Control Agreement.


                                          /s/ Allan Sherman
                                          -------------------------------
                                          Executive


                                          WABAN INC.


                                          By: /s/ Herbert J. Zarkin
                                             ----------------------------
                                             President

                                  EXHIBIT A
                                  ---------

Certain Definitions
- -------------------

In this Agreement, the following terms shall have the following meanings:

     (a) "Base Salary" means, for any period, the amount described in Section 3(a).

     (b)  "Board" means the Board of Directors of the Company.

     (c)  "Committee" means the Executive Compensation Committee of the Board.

     (d) "Cause" means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as
       ------
     any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

     (e) "Date of Termination" means the date on which Executive's employment is terminated

     (f) "Disability" has the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

     (g) "Incapacity" means a disability (other than Disability within the meaning of (i) above) or other impairment of health that renders Executive unable to perform his duties to the reasonable satisfaction of the Committee.

     (h)  "Stock" means the common stock, $0.01 par value, of the Company.

     (i) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

                                     A-1